Exhibit 23.4






                               Consent of Director

                          U.S. Franchise Systems, Inc.



                  I hereby consent to be named in the Registration Statement on Form S-1 of U.S. Franchise Systems, Inc. relating to the proposed initial public offering of shares of its Class A Common Stock, including in any supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

                                                 By:  /s/ Jeffrey A. Sonnenfeld
                                                         Jeffrey A. Sonnenfeld


Atlanta, Georgia
August 31, 1996